Exhibit 23.1 Consent of Accountants

Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTING FIRM

        We hereby consent to the incorporation in the Prospectus constituting a part of this Registration Statement on Form SB-2, of our report dated February 3, 2006 relating to the consolidated balance sheet of Chembio Diagnostics Inc. and Subsidiaries as of December 31, 2005 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the two years in the period ended December 31, 2005, our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the headings "Experts" in the Prospectus.

Lazar Levine & Felix LLP

/s/ Lazar Levine & Felix LLP
April 26, 2006